CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Provident Bancorp, Inc. of our report dated March 24, 2022 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Provident Bancorp, Inc. for the year ended December 31, 2021, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Crowe LLP

Boston, Massachusetts

April 22, 2022